Exhibit 99.3

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727

MARSHALL & ILSLEY CORPORATION ANNOUNCES

ORGANIZATIONAL CHANGES

• Mark F. Furlong named Chairman of the Board of Marshall & Ilsley
Corporation

• Thomas R. Ellis named President of M&I Marshall & Ilsley Bank

• Other management changes also announced

Milwaukee, Wis. – October 20, 2010 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced several promotions and other organizational changes.

Mark F. Furlong, president and chief executive officer of Marshall & Ilsley Corporation, has been named to the additional position of chairman of the board.  Furlong joined M&I in 2001 as senior vice president and chief financial officer.  He was elected president of M&I Marshall & Ilsley Bank (M&I Bank) in 2004, president of Marshall & Ilsley Corporation in 2005 and was named chief executive officer in 2007.

Furlong succeeds Dennis J. Kuester, who retires as chairman effective today.  Kuester has been chairman of Marshall & Ilsley Corporation since 2004 and will remain a member of the board of directors.

M&I also announced that Thomas R. Ellis has been named president of M&I Marshall & Ilsley Bank. Ellis will succeed Furlong, who will continue to serve as chairman and chief executive officer of M&I Bank.   Ellis will also become a member of the board of directors of M&I Bank. Ellis joined M&I Bank as assistant vice president and commercial lender in 1988. Since 2009, Ellis has been executive vice president of M&I Bank and head of Community Banking.

After 33 years with M&I, Mark R. Hogan, executive vice president and chief credit officer, has announced his retirement effective December 31, 2010.  Hogan has been chief credit officer since 2001.  He will assist the Corporation in an advisory role until the end of 2011.  A search for his permanent successor has commenced.  Ann M. Benschoter, executive vice president of M&I Bank and head of Corporate Banking, will act as chief credit officer on an interim basis.  Benschoter has 31 years of banking experience and has been with M&I since 1996.  Robert J. Buerger, senior vice president and head of Specialized Industries Banking, will act as head of Corporate Banking in the interim.

M&I also announced Bradley D. Chapin has been named executive vice president of M&I Bank and will be the head of Consumer Banking.  Chapin joined M&I in 1990 as a vice president, M&I Bank, Milwaukee; was named regional president of M&I’s Minnesota Region in 2004; and in 2009 became regional group president, leading the Minnesota, Arizona and Kansas City Regions.

Lastly, Richard C. Becker has been named executive vice president of M&I Bank.  In this position, Becker will be the head of Regional Banking. Becker has been with M&I for 36 years, most recently as senior vice president and regional group president for Community Banking for the Wisconsin and Florida Regions.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $51.9 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 36 offices along Florida’s west coast and in central Florida; 33 offices in Indianapolis and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; 17 offices in the greater St. Louis area; 15 offices in Kansas City and nearby communities; and one office in Las Vegas, Nev. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.